EXHIBIT 15.1

August 5, 2024

The Shareholders and Board of Directors of

Crawford & Company

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crawford & Company Non-Employee Director Stock Plan (As Amended and Restated May 10, 2024) of our reports dated May 1, 2024 and August 5, 2024 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Forms 10-Q for the quarters ended March 31, 2024 and June 30, 2024.

/s/ Ernst & Young LLP